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                                                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                   CONTACT: SUZANNE BRINK
Boulder, Colorado                                   Investor Relations Manager
December 18, 2000                                               (720) 406-4699


                       HAUSER ANNOUNCES INTENTION TO SELL
                           TECHNICAL SERVICES BUSINESS


Hauser, Inc. (OTCBB:HAUS), today announced that it intends to divest Hauser Technical Services, which consists of Hauser Laboratories and Shuster Laboratories.

Kenneth C. Cleveland, President and Chief Executive Officer, said, "The sale will permit the Company to focus its resources on the production and sale of bulk herbal extracts and nutritional supplements, including the development of new products, and the distribution of fine chemicals to dietary supplement manufacturers."

Hauser Laboratories, based in Boulder, Colorado, provides a wide range of services including analytical testing, chemical synthesis, process development, custom chemical manufacturing, and product design and testing. These services are provided to diverse industry groups including companies in the pharmaceutical, dietary supplement, plastic pipe and medical device industries.

Shuster Laboratories, based in Canton, Massachusetts, provides product development, laboratory testing, sensory testing, claims validation, and quality assurance services to marketers, manufacturers, and retailers in the consumer products industries. Through its Technically Advanced Quality Assurance (TAQA-TM-) program, Shuster offers state-of-the-art evaluations for the retail industry to enhance consumer confidence and boost product sales.

Hauser, a CUSTOMER CONNECTED-SM- company headquartered in Boulder, Colorado, is a leading supplier of herbal extracts and nutritional supplements. The Company also provides interdisciplinary laboratory testing services, chemical engineering services, and contract research and development. The Company's products and services are principally marketed to the pharmaceutical, dietary supplement and food ingredient businesses. Hauser's business units include:
Botanicals International Extracts, Hauser Laboratories, Shuster Laboratories, and ZetaPharm.

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Certain oral and written statements of management of the Company included in this Press Release and elsewhere may contain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. These statements include the plans and objectives of management for future operations. The forward-looking statements included herein and elsewhere are based on current expectations that involve judgments which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.